Exhibit 99.1

POST OFFICE BOX 787 LEBANON, TENNESSEE 37088-0787

Investor Contact:	Lawrence E. Hyatt
(615) 235-4432

Media Contact:	Julie K. Davis
(615) 443-9266

CRACKER BARREL REPORTS RESULTS FOR THE THIRD QUARTER OF 2011

UPDATES FISCAL 2011 OUTLOOK

●	Revenue for the third quarter increased 0.7% to $582.5 million
●	Comparable store restaurant sales for the quarter decreased 0.3%
●	Comparable store retail sales for the quarter increased 0.1%
●	Operating income margin in the third quarter was 5.4% of total revenue compared with 5.5% in the prior year quarter
●	Net income per diluted share was $0.64 for the third quarter, compared to $0.61 in the prior year quarter. Current quarter results include $0.06 per share benefit of dispositions net of an impairment.

LEBANON, Tenn. -- May 24, 2011 – Cracker Barrel Old Country Store, Inc. (“Cracker Barrel,” or the “Company”) (Nasdaq: CBRL) today reported net income of $15.2 million, or $0.64 per diluted share for the third quarter of fiscal 2011, compared to net income of $14.4 million, or $0.61 per diluted share in the prior year quarter. Net income for the current quarter includes a benefit of $1.5 million, or $0.06 per diluted share, for gains on the sale of property, net of an impairment charge.

Third-Quarter Fiscal 2011 Results
Revenue
Total revenue for the third quarter of fiscal 2011 was $582.5 million, representing an increase of 0.7% from the third quarter of fiscal 2010.  Comparable store restaurant sales decreased 0.3% in the quarter, as a 2.3% increase in average check was offset by a 2.6% decline in traffic.  The average menu price increase for the quarter was approximately 1.9% compared with the same prior year period.  Comparable store retail sales increased 0.1% for the quarter.

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Cracker Barrel Old Country Store, Inc. Reports Third-Quarter Results

May 24, 2011

Comparable store restaurant and retail sales for the fiscal months of February, March and April were as follows:
	February	March	April	Third Quarter
Comparable restaurant traffic	-1.9%	-3.4%	-2.4%	-2.6%
Average check	1.9%	1.9%	2.8%	2.3%
Comparable restaurant sales	0.0%	-1.5%	0.4%	-0.3%
Comparable retail sales	-1.6%	-2.3%	3.2%	0.1%

Operating Income
Operating income in the third quarter was $31.2 million, or 5.4% of total revenue, compared with $31.8 million, or 5.5% of total revenue in the prior year quarter.  An increase in cost of goods sold as a percentage of revenue, due primarily to increases in food commodity prices, was offset by a reduction in general and administrative expenses, and the benefit of gains on store dispositions net of an impairment charge.

Commenting on the third-quarter results, Cracker Barrel Chairman and Chief Executive Officer Michael A. Woodhouse said, “We are disappointed in our results for the third quarter, as both restaurant and retail sales were below our forecast.  Since many of our customers continue to feel the negative impact of economic conditions, we need to continue to focus our efforts on providing the great food, service, atmosphere and shopping experience that differentiates our brand. It’s still all about Pleasing People®.”

Year-to-date Fiscal 2011 Results
Total revenue of $1.8 billion year-to-date for fiscal 2011 represented an increase of 1.6% over fiscal 2010.  Comparable store restaurant sales increased 0.8%, including a 2.0% higher check.  Comparable store retail sales increased 1.0%.

The Company reported net income of $67.7 million, or $2.85 per diluted share, compared with net income of $57.8 million, or $2.47 per diluted share, in fiscal 2010.

Year-to-date net cash provided by operating activities was $89.2 million, compared with $136.8 million in fiscal 2010, reflecting higher bonus payments paid in the current year for the prior year’s performance and timing differences in accounts payable payments and income taxes.  Year-to-date the Company has repurchased 500,000 shares for $25.6 million including 300,000 shares in the third quarter for $14.6 million.

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Cracker Barrel Old Country Store, Inc. Reports Third-Quarter Results

May 24, 2011

Updates Fiscal 2011 Outlook
The Company commented that its updated outlook for fiscal 2011 continues to reflect many assumptions, the accuracy of which is not yet known.  Based on current trends and estimates, the Company presently expects fourth quarter fiscal 2011 total revenue to increase approximately 1.0 to 2.5% over revenue in the fourth quarter of fiscal 2010.  The revenue increase reflects the opening of three new Cracker Barrel units during the fourth quarter (bringing full-year openings to eleven).  Comparable store restaurant sales are projected to be approximately flat while comparable store retail sales are projected to increase between 1.0% and 3.0% in the fourth quarter.  The Company expects fourth quarter fiscal 2011 operating income margin to be approximately 6.9% to 7.3% compared with 7.4% in the fourth quarter of fiscal 2010.

For the full fiscal year, depreciation is expected to be approximately $63 million, interest expense is estimated to be approximately $46 to $47 million, and diluted shares outstanding are expected to be in the range of 23.5 to 24.0 million.  The Company expects its full-year 2011 effective tax rate to be between 27.5% and 28.0%.   Based on the assumptions outlined above, full-year net income per diluted share for the 2011 fiscal year is projected to be between $3.80 and $3.90.  The Company expects capital expenditures for fiscal 2011 to be between $85 and $90 million.  As in fiscal 2010, the Company expects to repurchase shares solely to offset dilution that results from employee share issuances in fiscal 2011.

Commenting on the outlook, Mr. Woodhouse said, “Going into the fourth quarter of this year, we are focused on execution, making sure that our guests receive that Pleasing People® experience every time they walk in the door.  We’re also prepared for the important summer travel season with special menu offerings and an exciting retail assortment.  For example, we’re bringing back popular summer favorites including barbecued ribs and chicken starting next week. Our brand promises honest value in a family-friendly setting and we remain committed to delivering on that promise."

Fiscal 2011 Third-Quarter Conference Call
As previously announced, the live broadcast of Cracker Barrel’s quarterly conference call will be available to the public on-line at investor.crackerbarrel.com today beginning at 2:00 p.m. (ET).  The on-line replay will be available at 4:00 p.m. (ET) and continue through June 9, 2011.

About Cracker Barrel
Cracker Barrel Old Country Store® restaurants provide a friendly home-away-from-home in its old country stores and restaurants.  Guests are cared for like family while relaxing and enjoying real home-style food and shopping that’s surprisingly unique, genuinely fun and reminiscent of America’s country heritage…all at a fair price.  The restaurants serve up delicious, home-style country food such as meatloaf and homemade chicken n’ dumplins as well as the Company’s signature biscuits using an old family recipe. The authentic old country retail store is fun to shop and offers unique gifts and self-indulgences.

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Cracker Barrel Old Country Store, Inc. Reports Third-Quarter Results

May 24, 2011

Cracker Barrel Old Country Store, Inc. (Nasdaq: CBRL) was established in 1969 in Lebanon, Tenn. and operates 601 company-owned locations in 42 states.  Every Cracker Barrel unit is open seven days a week with hours Sunday through Thursday, 6 a.m. – 10 p.m., and Friday and Saturday, 6 a.m. - 11 p.m.  For more information, visit: crackerbarrel.com.
CBRL-F

Except for specific historical information, certain of the matters discussed in this press release may express or imply projections of revenues or expenditures, statements of plans and objectives or future operations or statements of future economic performance.  These, and similar statements are forward-looking statements concerning matters that involve risks, uncertainties and other factors which may cause the actual performance of Cracker Barrel Old Country Store, Inc. and its subsidiaries to differ materially from those expressed or implied by this discussion.  All forward-looking information is subject to completion of our financial procedures for Q3 FY11 and is provided pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995 and should be evaluated in the context of these factors.  Forward-looking statements generally can be identified by the use of forward-looking terminology such as “trends,” “assumptions,” “target,” “guidance,” “outlook,” “opportunity,” “future,” “plans,” “goals,” “objectives,” “expectations,” “near-term,” “long-term,” “projection,” “may,” “will,” “would,” “could,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “potential,” “regular,” ”should,” “projects,” “forecasts,”  or “continue” (or the negative or other derivatives of each of these terms) or similar terminology and include the statements above under  “Updates Fiscal 2011 Outlook” and the expected effects of operational improvement initiatives, such as new menu items and retail offerings.  Factors which could materially affect actual results include, but are not limited to:  the effects of uncertain consumer confidence, higher costs for energy, or general or regional economic weakness, or weather on sales and customer travel, discretionary income or personal expenditure activity of our customers; our ability to identify, acquire and sell successful new lines of retail merchandise and new menu items at our restaurants; our ability to sustain or the effects of plans intended to improve operational or marketing execution and performance; changes in or implementation of additional governmental or regulatory rules, regulations and interpretations affecting tax, wage and hour matters, health and safety, pensions, insurance or other undeterminable areas; the effects of plans intended to promote or protect our brands and products; commodity price increases; the ability of and cost to us to recruit, train, and retain qualified hourly and management employees in an escalating wage environment; the effects of increased competition at our locations on sales and on labor recruiting, cost, and retention; workers’ compensation, group health and utility price changes; consumer behavior based on negative publicity or concerns over nutritional or safety aspects of our food or products or those of the restaurant industry in general, including concerns about pandemics, as well as the possible effects of such events on the price or availability of ingredients used in our restaurants; the effects of our substantial indebtedness and associated restrictions on our financial and operating flexibility and ability to execute or pursue our operating plans and objectives; changes in interest rates or capital market conditions affecting our financing costs and ability to refinance all or portions of our indebtedness; the effects of business trends on the outlook for individual restaurant locations and the effect on the carrying value of those locations; our ability to retain key personnel; the availability and

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Cracker Barrel Old Country Store, Inc. Reports Third-Quarter Results

May 24, 2011

cost of suitable sites for restaurant development and our ability to identify those sites; changes in land, building materials and construction costs; the actual results of pending, future or threatened litigation or governmental investigations and the costs and effects of negative publicity associated with these activities; practical or psychological effects of natural disasters or terrorist acts or war and military or government responses; disruptions to our restaurant or retail supply chain; changes in foreign exchange rates affecting our future retail inventory purchases; implementation of new or changes in interpretation of existing accounting principles generally accepted in the United States of America (“GAAP”); and other factors described from time to time in our filings with the Securities and Exchange Commission, press releases, and other communications.

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Cracker Barrel Old Country Store, Inc. Reports Third-Quarter Results

May 24, 2011

CRACKER BARREL OLD COUNTRY STORE, INC.
CONDENSED CONSOLIDATED INCOME STATEMENT
(Unaudited)
(In thousands, except share amounts)

	Third Quarter Ended			Nine Months Ended
	4/29/11	4/30/10	Percentage Change	4/29/11	4/30/10	Percentage Change
Total revenue	$582,525	$578,233	1%	$1,821,493	$1,792,032	2%
Cost of goods sold	179,774	173,041	4	578,917	562,410	3
Gross profit	402,751	405,192	(1)	1,242,576	1,229,622	1
Labor and other related expenses	227,437	226,047	1	675,223	679,401	(1)
Other store operating expenses	112,112	109,302	3	336,235	320,269	5
Store operating income	63,202	69,843	(10)	231,118	229,952	1
General and administrative expenses	33,955	38,012	(11)	103,899	108,488	(4)
Impairment and store dispositions, net	(1,958)	--	--	(1,874)	2,263	(183)
Operating income	31,205	31,831	(2)	129,093	119,201	8
Interest expense	11,619	12,186	(5)	35,163	37,249	(6)
Pretax income	19,586	19,645	0	93,930	81,952	15
Provision for income taxes	4,432	5,217	(15)	26,265	24,107	9
Net income	$15,154	$14,428	5	$67,665	$57,845	17

Earnings per share:
Basic:	$0.66	$0.62	6	$2.94	$2.52	17
Diluted:	$0.64	$0.61	5	$2.85	$2.47	15

Weighted average shares:
Basic	23,048,279	23,198,505	(1)	23,039,388	22,934,732	0
Diluted	23,602,333	23,802,998	(1)	23,705,155	23,445,554	1

Ratio Analysis
Total revenue:
Restaurant	81.8%	81.9%		78.9%	78.9%
Retail	18.2	18.1		21.1	21.1
Total revenue	100.0	100.0		100.0	100.0
Cost of goods sold	30.9	29.9		31.8	31.4
Gross profit	69.1	70.1		68.2	68.6
Labor and other related expenses	39.0	39.1		37.1	37.9
Other store operating expenses	19.3	18.9		18.4	17.9
Store operating income	10.8	12.1		12.7	12.8
General and administrative expenses	5.8	6.6		5.7	6.0
Impairment and store dispositions, net	(0.4)	--		(0.1)	0.1
Operating income	5.4	5.5		7.1	6.7
Interest expense	2.0	2.1		1.9	2.1
Pretax income	3.4	3.4		5.2	4.6
Provision for income taxes	0.8	0.9		1.5	1.4
Net income	2.6%	2.5%		3.7%	3.2%

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Cracker Barrel Old Country Store, Inc. Reports Third-Quarter Results

May 24, 2011
CRACKER BARREL OLD COUNTRY STORE, INC.
CONDENSED CONSOLIDATED BALANCE SHEET
(Unaudited and in thousands, except share amounts)

	4/29/11	7/30/10
Assets
Cash and cash equivalents	$62,486	$47,700
Inventory	131,995	144,079
Other current assets	40,147	44,480
Property and equipment, net	1,009,498	1,004,103
Other long-lived assets	55,409	51,705
Total assets	$1,299,535	$1,292,067

Liabilities and Shareholders’ Equity
Accounts payable	$82,254	$116,218
Current maturities	6,766	6,765
Other current liabilities	171,336	186,565
Long-term debt	568,525	573,744
Other long-term obligations	210,759	217,158
Shareholders’ equity	259,895	191,617
Total liabilities and shareholders’ equity	$1,299,535	$1,292,067

Common shares outstanding	22,951,501	22,732,781

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Cracker Barrel Old Country Store, Inc. Reports Third-Quarter Results

May 24, 2011
CRACKER BARREL OLD COUNTRY STORE, INC.
CONDENSED CONSOLIDATED CASH FLOW STATEMENT
(Unaudited and in thousands)

	Nine Months Ended
	4/29/11	4/30/10
Cash flows from operating activities:
Net income	$67,665	$57,845
Depreciation and amortization	46,537	45,629
(Gain) loss on disposition of property and equipment	(2,062)	2,943
Impairment	2,175	2,263
Share-based compensation, net of excess tax benefit	4,997	5,247
Decrease in inventories	12,084	16,969
Decrease in accounts payable	(33,964)	(13,930)
Net changes in other assets and liabilities	(8,254)	19,789
Net cash provided by operating activities	89,178	136,755
Cash flows from investing activities:
Purchase of property and equipment, net of insurance recoveries	(59,284)	(39,994)
Proceeds from sale of property and equipment	8,124	229
Net cash used in investing activities	(51,160)	(39,765)
Cash flows from financing activities:
Net payments for credit facilities and other long-term obligations	(5,233)	(45,087)
Proceeds from exercise of share-based compensation awards	20,107	35,565
Excess tax benefit from share-based compensation	2,338	4,841
Purchase and retirement of common stock	(25,644)	(7,799)
Deferred financing costs	--	(2,908)
Dividends on common stock	(14,800)	(13,820)
Net cash used in financing activities	(23,232)	(29,208)

Net increase in cash and cash equivalents	14,786	67,782
Cash and cash equivalents, beginning of period	47,700	11,609
Cash and cash equivalents, end of period	$62,486	$79,391

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Cracker Barrel Old Country Store, Inc. Reports Third-Quarter Results

May 24, 2011

CRACKER BARREL OLD COUNTRY STORE, INC.
Supplemental Information
(Unaudited)

	Third Quarter Ended		Nine Months Ended
	4/29/11	4/30/10	4/29/11	4/30/10

Units in operation:
Open at beginning of period	597	593	593	588
Opened during period	4	1	8	6
Open at end of period	601	594	601	594

Total revenue: (In thousands)
Restaurant	$476,361	$473,293	$1,436,790	$1,414,078
Retail	106,164	104,940	384,703	377,954
Total	$582,525	$578,233	$1,821,493	$1,792,032

Operating weeks:	7,790	7,719	23,279	23,092

Average unit volume: (In thousands)
Restaurant	$794.9	$797.1	$2,407.1	$2,388.3
Retail	177.2	176.7	644.5	638.3
Total	$972.1	$973.8	$3,051.6	$3,026.6

	Q3 2011 vs. Q3 2010	9 mo. 2011 vs. 9 mo. 2010
Comparable store sales increase (decrease):
Restaurant	(0.3%)	0.8%
Retail	0.1%	1.0%

Number of locations in comparable store base	587	584

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